EXHIBIT 11

EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

Computations of Weighted Average Shares Outstanding and Earnings Per Share (Shares Outstanding End of Month)

                     Three Months Ended
                         March 31,
                   2002              2001
              ------------      ------------

JAN               1,461,394        1,445,429
FEB               1,464,952        1,448,400
MAR               1,464,949        1,448,400
APR                    ---               ---
MAY                    ---               ---
JUN                    ---               ---
JUL                    ---               ---
AUG                    ---               ---
SEP                    ---               ---
OCT                    ---               ---
NOV                    ---               ---
DEC                    ---               ---
              ------------      ------------
                 4,391,295         4,342,229
                         3                 3
------------  ------------      ------------
Weighted
Average
Shares
Outstanding      1,463,765         1,447,410
------------  ------------      ------------
Net Income    $    769,750      $    554,861
------------  ------------      ------------
Earnings Per
Share, Basic
and Diluted   $       0.53      $       0.38
------------  ------------      ------------